                                                                  EXHIBIT 23.1

                     CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 24, 1996, except for Note 14 which is as of May 15, 1996, appearing on page 26 of Borland International Inc.'s Annual Report on Form 10-K for the year ended March 31, 1996. We also consent to the application of such report to the Financial Statement Schedule for the three years ended March 31, 1996, which appears on page 44 of Borland International Inc.'s Annual Report on Form 10-K when such schedule is read in conjunction with the consolidated financial statements referred to in our report.




/s/ Price Waterhouse LLP

    PRICE WATERHOUSE LLP

    San Jose, California
    October 4, 1996